                                                                      EXHIBIT 31

                              UBS PAINEWEBBER INC.

                             RULE 10b5-1 SALES PLAN

                  This Sales Plan dated April 12, 2001 (the "Sales Plan") is entered into between Frank A. Wojtek ("Seller") and UBS PaineWebber Inc. ("UBS PaineWebber"), acting as agent, for the purpose of establishing a trading plan that complies with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  Seller and UBS PaineWebber agree as follows:

         1. Specific Plan of Sale. UBS PaineWebber agrees to effect sales of up to 140,000 shares of common stock, par value $.01 per share, of Carrizo Oil & Gas, Inc. ("Issuer") (the "Stock") on behalf of Seller in accordance with the specific instructions set forth in Exhibit A hereto (the "Sales Instructions").

         2. Fees/Commissions. Seller shall pay UBS PaineWebber $0.075 per share of the stock sold.

         3. Seller's Representations and Warranties. As of the date hereof, Seller represents and warrants that:

                  (a) Seller is not aware of any material nonpublic information concerning Issuer or any securities of Issuer;

                  (b) Seller is entering into this Sales Plan in good faith and not as a part of a plan or scheme to evade compliance with Rule 10b5-1;

                  (c) Seller is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent UBS PaineWebber from conducting Sales in accordance with this Sales Plan;

                  (d) the Stock to be sold under this Sales Plan is owned free and clear by Seller, is eligible for sale under Rule 144 or 145, and is not subject to any liens, security interests or other encumbrances or limitations on disposition, other than those imposed by Rule 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act");

                  (e) Seller has informed Issuer of this Sales Plan; has furnished Issuer with a copy of this Sales Plan; and has been informed by Issuer that this Sales Plan is consistent with the Issuer's insider trading policy; and

                  (f) Seller has had an opportunity to consult with Seller's own advisors as to the legal (including this Sales Plan's compliance with Rules 10b5-1 and applicable state law), tax, business, financial, accounting and related aspects of this Sales Plan, including, limitation, potential application of Section 16(b) of the Exchange Act in a transaction engaged in by Seller or on Seller's behalf. Seller has not relied upon UBS PaineWebber or any person affiliated with UBS PaineWebber in connection with Seller's adoption or implementation of this Sales Plan and Seller acknowledges that UBS Paine Webber makes no representation that this Sales Plan complies with Rule 10b5-1.

         4. Agreements by Seller.

                  (a) Delivery of Shares.

                           (i) Seller agrees to deliver the Stock to be sold pursuant to this Sales Plan (with the amount to be estimated by Seller in good faith, if the Sale Amount is designated as an aggregate dollar amount) (the "Plan Shares") into an account at UBS Paine Webber in the name of and for the benefit of Seller (the "Plan Account") prior to the commencement of sales under this Sales Plan. Upon notification from UBS Paine Webber, if any, that the number of shares of stock in the Plan account is less than the number of Plan Shares remaining to be sold pursuant to this Sale Plan, Seller agrees to deliver promptly to the Plan Account the number of shares of Stock necessary to eliminate this shortfall.

                           (ii) Seller agrees that its failure to make effective delivery of Stock shall relieve UBS Paine Webber of its obligations under this Sales Plan until such shares are delivered.

                  (b) Hedging Transactions. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock.

                  (c) Notice to UBS Paine Webber. Seller agrees to notify UBS Paine Webber to terminate or suspend sales, as appropriate, as soon as practicable upon the occurrence of any of the events contemplated in paragraphs 9(a), (b) or (c) or 10(c0) or (d).

                  (d) Communications. Seller agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to any employee of the UBS Paine Webber 10b5-1 Group.

                  (e) Certain Required Exchange Act Filings. Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

                  (f) Compliance with Applicable Laws. Seller agrees to comply with Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

                  (g) No Influence. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.

                  (h) Hypothecation of Stock in the Plan Account. Seller acknowledges that UBS Paine Webber is authorized in the usual course of business to lend, re-lend, hypothecate, pledge or re-pledge separately or together with Stock of others, either to UBS PaineWebber or to others, any Stock in Seller's Plan Account. In certain circumstances, such loans may limit, in whole or in part, Seller's ability to exercise voting rights of the Stock lent. In connection with such loans, UBS PaineWebber is authorized to receive and retain certain benefits (including, but not limited to, interest on collateral posted for such loans) to which Seller will not be entitled.

                  (i) Discretion. Seller acknowledges and agrees that UBS PaineWebber and its affiliates and any of their respective officers, employees or other representatives may exercise discretionary authority or discretionary control, if any, pursuant to the Sales Instructions under this Sales Plan; provided, however, that UBS PaineWebber will act in the best interests of the Seller in exercising such discretionary authority or discretionary control and will not exercise any discretionary authority or discretionary control if, at the time of such exercise, any of its or its affiliates' employees who is involved, directly or indirectly, in the execution of this Sales Plan possesses material nonpublic information regarding the Issuer or the Stock.

                  (j) Exclusivity.

                           (i) Seller agrees that, until this Sales Plan has been terminated, Seller shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Sales Plan OR

                           (ii) Seller is not currently party to, and within the 60 days preceding the date hereof, has not been party to, an agreement with another Financial Institution entered into for the purpose of establishing a trading plan that complies with Rule 10b5-1.

                  (k) Acknowledgement of Relief from Obligation to Effect Sales. Seller acknowledges and agrees that UBS PaineWebber shall be relieved of its obligation to sell Stock hereunder at any time when:

                           (i) UBS PaineWebber, in its sole discretion, has determined that a market disruption, internal systems disruption of UBS PaineWebber or one of its affiliates, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred;

                           (ii) UBS PaineWebber, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates;

                           (iii) UBS PaineWebber has received notice from Issuer or Seller to suspend this Sales Plan in accordance with paragraph 9 below;

                           (iv) UBS PaineWebber has received notice from Seller to terminate this Sales Plan in accordance with paragraph 10 below; or

         5. Agreements by UBS PaineWebber.

                  (a) Change in Common Stock. The term "Stock" as used in this Sales Plan shall include any class or series of common stock of Issuer into which the Stock shall be converted whether pursuant to a reclassification, reorganization, reincorporation or similar event.

                  (b) Stock Splits and Stock Dividends. The Sale Amount and the Minimum Sale Price (as such terms are defined in Appendix A) shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to Issuer that occurs while this Sales Plan is in effect.

                  (c) Choice of Exchange. UBS PaineWebber may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

         6. Rule 144 and Rule 145. With respect to sales of Stock subject to Rule 144 or Rule 145, Seller and UBS PaineWebber agree to comply with the provisions relating to Rule 144 and Rule 145 contained in Exhibit B.

         7. Options. This Sales Plan shall not include any stock that Seller may have the right to acquire under outstanding stock options issued by Issuer ("Options").

         8. Inability to Effect a Sale. Seller understands that UBS PaineWebber may not be able to effect a sale as required by paragraph 1 above due to a market disruption, internal systems disruption of UBS PaineWebber or one of its affiliates, suspension or trading or a legal, regulatory or contractual restriction applicable to UBS PaineWebber. If any sale cannot be effected as required by paragraph 1 above for any of such reasons, UBS PaineWebber shall effect such sale as promptly as practical after the cessation or termination of such market disruption, suspension of trading or applicable restriction, subject to the restrictions set forth in paragraph 1 of Exhibit A.

         9. Suspension. Sales under this Sales Plan shall be suspended as follows:

                  (a) Promptly after the date on which UBS PaineWebber receives notice from Seller or Issuer of legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates that would prevent UBS PaineWebber from selling Stock for Seller's account during the Plan Sales Period, including on the basis of Seller's awareness of material nonpublic information in connection with a tender offer for Issuer's securities (transactions on the basis of which would violate Rule 14e-3 of the Exchange Act).

                  (b) In the event of a Qualifying Securities Offering (as defined below), from the Suspension Date until UBS PaineWebber receives from Issuer of the Resumption Date (each as defined below); provided that (i) UBS PaineWebber has received reasonable notice of such Qualifying Securities Offering from the Seller and Issuer.

                  "Qualifying Securities Offering" means any offering of securities of Issuer for cash in which the lead underwriter, lead manager, initial purchaser, placement agent or other entity performing a similar function (each, an "Underwriter") requires Seller to agree to restrict Seller's ability to effect Sales pursuant to this Sales Plan. "Suspension Date" means the earlier of (i) the date on which a preliminary prospectus, offering memorandum, offering circular or other disclosure document (each, a "Preliminary Offering Document") is first used to market securities of Issuer by the Underwriter or (ii) if no such offering document is used in connection with a Qualifying Securities Offering, the date on which the underwriting agreement, purchase agreement, placement agent agreement or similar agreement (each, an "Underwriting Agreement") is entered into by the Underwriter and Issuer. "Resumption Date" means the day immediately following the expiration of the time period during which Seller was restricted from effecting Sales pursuant to this Sales Plan in accordance with the Underwriting Agreement.

                  (c) Promptly after notification by Seller to UBS PaineWebber of sales by Seller of Stock other than sales pursuant to this Sales Plan, which sales cause the volume limitations of Rule 144 or Rule 145 to be exceeded, until such time as such volume limitations permit the Sale Amount (as that term is defined in Exhibit A) of Stock to be sold in accordance with the Sales Plan.

         10. Effectiveness and Termination. This Sales Plan will become effective on April 15, 2001, or such later date as is necessary in order to implement the Sales Plan and will terminate on the earliest to occur of the following (the "Plan Sales Periods"):

                  (a) on April 15, 2003;

                  (b) promptly after the date on which UBS PaineWebber receives notice from Seller of the termination of this Sales Plan;

                  (c) promptly after the date UBS PaineWebber receives notice from Issuer pursuant to paragraph 3 of Exhibit D of the announcement of a business combination between the Issuer and another entity which is to be accounted for as a "pooling of interests"; provided that this paragraph 10(c) will cease to have effect upon the Financial Accounting Standards Board's issuance of a final Statement requiring that all business combinations initiated after issuance be accounted for using the purchase method of accounting, and prohibiting the pooling method;

                  (d) upon the determination by UBS PaineWebber, or promptly after the determination by Seller and notice to UBS PaineWebber (either of which determinations must be reasonable), that this Sales Plan does not comply with Rule 10b5-1;

                  (e) promptly after the date UBS PaineWebber is notified of the death of Seller; or

                  (f) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches 140,000 shares.

         11. Indemnification; Limitation of Liability.

                  (a) Indemnification. Seller agrees to indemnify and hold harmless UBS PaineWebber and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to UBS PaineWebber's actions taken or not taken in compliance with this Sales Plan, arising out of or attributable to any breach by Seller of this Sales Plan (including Seller's representations and warranties hereunder), or any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Sales Plan.

                  UBS PaineWebber agrees to indemnify and hold harmless Seller from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to the gross negligence or willful misconduct of UBS PaineWebber in connection with this Sales Plan.

                  (b) Limitation of Liability. Notwithstanding any other provision hereof, UBS PaineWebber shall not be liable to Seller, and Seller shall not be liable to UBS PaineWebber, for:

                           (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

                           (ii)     any failure to perform or to cease
                                    performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes common known as "acts of God".

                  Notwithstanding any other provisions hereof, UBS PaineWebber shall not be liable to Seller for (i) the exercise of discretionary authority or discretionary control under this Sales Plan, if any, or (ii) any failure to effect a sale required by paragraph 1, except for failures to effect sales as a result of the gross negligence or willful misconduct of UBS PaineWebber.

         12. Agreement to Arbitrate. Any dispute between Seller and UBS PaineWebber arising out of, relating to or in connection with this Sales Plan or any transaction relating to this Sales Plan shall be determined only by arbitration before the New York Stock Exchange, Inc.; the National Association of Securities Dealers, Inc.; or the Municipal Securities Rulemaking Board, as Seller may elect. If Seller makes no written election that is sent to UBS Paine Webber by registered mail within five days after receiving a written demand for arbitration from UBS PaineWebber, Seller authorizes UBS PaineWebber to elect one of the above listed forums for Seller.

         13. Notices.

                  (a) All notices to UBS PaineWebber under this Sales Plan shall be provided to UBS PaineWebber in the manner specified by this Sales Plan by facsimile at fax no. _________.

                  (b) All notices to Seller under this Sales Plan shall be given to Frank A. Wojtek in the manner specified by this Sales Plan by telephone at tel. no. 281-496-1352, by facsimile at fax no. 281-496-1251 or by certified mail to the address below:

                           Frank A. Wojtek
                           7010 FM 723
                           Richmond, TX 77469

         14. Amendments and Modifications. This Sales Plan may be amended by Seller only upon the written consent of UBS PaineWebber and receipt by UBS PaineWebber of the following documents, each dated as of the date of such amendment:

                  (a) a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date; and

                  (b) an issuer certificate completed by Issuer substantially in the form of Exhibit C hereto.

         15. Assignment. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of UBS PaineWebber.

         16. Inconsistency with Law. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

         17. Governing Law. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

         18. Entire Agreement. This Sales Plan, including Schedules and Exhibits, constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to this Sales Plan.

         19. Counterparts. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPH
12.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.



FRANK A. WOJTEK



       /s/ Frank A. Wojtek
------------------------------------
Name:
Title:



UBS PAINEWEBBER INCORPORATED



       /s/ Richard A. Sommer
------------------------------------
Name:  Richard A. Sommer
Title: Senior Vice President

                                                                    CONFIDENTIAL

                                    EXHIBIT A

  THIS EXHIBIT A MAY NOT BE AMENDED EXCEPT IN ACCORDANCE WITH THE SALES PLAN.

                              SPECIFIC INSTRUCTIONS

         1. UBS PaineWebber shall sell the Sale Amount (as defined below) for the account of Seller on each Sale Day (as defined below), subject to the following restrictions:

           X      UBS PaineWebber shall not sell any shares of Stock pursuant to
         -----    this Sales Plan at a price of less than $7.00 per share
                  (before deducting commissions and other expenses of sale) (the
                  "Minimum Sale Price"), subject to the Limit Prices outlined below.

                  (insert other restrictions)
         -----                                ----------------------------------

         2. A "Sale Day" is the first Monday of each week during the Plan Sales Period; provided that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day. A "Trading Day" is any day during the Plan Sales Period that Nasdaq (the "Principal Market") is open for business and the Stock trades regular way on the Principal Market; provided, however, that a "Trading Day" shall mean only that day's regular trading session of the Primary Market and shall not include any extended hours or after-hours trading sessions that the Principal Market may allow.

         3. Subject to the restrictions in paragraph 1 above, the "Sale Amount" for any Sale Day shall be (please initial the applicable box to indicate the amount of stock that UBS PaineWebber is to sell on each Sale Day):

                                shares of Stock.
         -----    -------------

                  an amount of Stock resulting in aggregate proceeds (after
         ----- deducting commissions and other expenses of sale [(insert the following clause if this Sales Plan covers options) and exercise prices, withholding taxes and other expenses of
                  exercise)] of $               .
                                 ---------------

                  determined in accordance with the following formula: [specify
         -----    formula].(1)

           X      the amount set forth on the grid below opposite the per share
         -----    price range that corresponds to the reported price of the
                  reported market transactions in the Stock on such Sale Day.

----------

(1) This formula, together with the other provisions of this section, must identify the amount, price and dates with the specificity required by Rule 10b5-1(c)1)(i)(B)(2).

    REPORTED PRICE OF OPENING
 REPORTED MARKET TRANSACTION IN
            THE STOCK                               NUMBER OF SHARES
 ------------------------------                     ----------------

   If the Price is below $7.00                            None

     If the price is between                       500 Shares per Week
         $7.00 and $7.99

     If the price is between                      1,000 Shares per Week
         $8.00 and $9.99

     If the price is between                      5,000 Shares per Week
        $10.00 and $11.99

  If the price is above $12.00                    Maximum number of shares
                                            available under the Plan, subject to
                                                Rule 144 volume limitations.

         4. IF UBS PaineWebber does not sell the Sale Amount on any Sale Day, then (initial one):

           X      Subject to the restrictions in paragraph 1(a) above, the
         -----    amount of such shortfall shall be sold as soon as practicable on the immediately succeeding Trading Day during such Trading
                  Week until the number of shares indicated in (3) above are sold during such Trading Week. See (8) below.

                  Subject to the restrictions in paragraph 1(a) above, UBS
         ----- PaineWebber shall sell on the immediately succeeding Sale Day the sum of ____ shares of Stock ("New Shares") and Carryover Shares (as defined below) for such Sale Day.

                  "Carryover Shares" for a particular Sale Day shall mean the sum of New Shares for each preceding Sale Day beginning [_____], 200_ less the sum of shares of Stock sold under this Sales Plan during such preceding Sale Days.

                  UBS PaineWebber's obligation to sell Stock on such Sale Day
         ----- pursuant to this Sales Plan shall be deemed to have been satisfied.

         5. If any such shortfall referred to in paragraph 5 above exists after the close of trading on the last Trading Day of the Plan Sales Period, UBS PaineWebber's authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

         6. Subject to the instructions set forth above, UBS PaineWebber shall have sole discretion as to the days of the week on which orders will be entered.

         7. UBS PaineWebber may, in its sole discretion, elect to act as principal in executing sales under this Sales Plan.

         8. It is here by understood that the objective of the Plan shall be to sell the maximum number of shares during each weekly sales period, commencing on Monday and ending on Friday (i.e. the "Trading Week" or "Week") during the Plan Sales Period subject to the trading price limits outlined in (3) above. If the market price during such week trades up to the next price level shown in (3), an additional amount of shares shall be sold during such Trading week, so to sell the maximum shares shown corresponding to that price level as per (3) above. For example, if the market price during the Trading Week is between $7 and $7.99 per share, 500 shares shall be sold. However, if the market price during such week trades up to the $8-$8.99 range, an additional 500 shares shall be sold.

         9. Net sales proceeds shall be transferred an account in the name of Seller maintained by UBS PaineWebber or as otherwise directed by Seller.

                              ADDENDUM TO EXHIBIT A

Section A-2:

A "Sale Day" is the Monday of each week during the Plan Sales Period; provided that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day; and provided, further, that "Sale Days" shall include any "Additional Sale Days" as defined in (8) below. A "Trading Day" is any day during the Plan Sales Period that NASDAQ (the "Principal Market") is open for business and the Stock trades regular way on the Principal Market; provided, however, that a "Trading Day" shall mean only that day's regular trading session of the Primary Market and shall not include any extended-hours or after-hours trading sessions that the Principal Market may allow.

Section A-5:

If any such shortfall referred to in paragraph 4 above exists after the close on the last Trading Day of the Plan Sales Period, UBS PaineWebber's authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

Section A-8:

8. It is hereby understood that the objective of the Plan shall be to sell the maximum number of shares during each weekly sales period, commencing on Monday and ending on Friday (i.e. the "Trading Week" or "Week") during the Plan Sales Period subject to the trading price limits outlined in (3) above. If the market price during such Week trades up to the next price level shown in (3), UBS PaineWebber shall make its best efforts to sell (depending on price movements) an additional amount of shares during such Trading Week on such Trading Day (an "Additional Sale Day"), so as to sell the maximum shares shown corresponding to that price level as per (3) above. For example, if the market price during the Trading Week is between $7 and $7.99 per share, 500 shares shall be sold. However, if the market price during such week trades up to the $8-$8.99 range, an additional 500 shares shall be sold, for a total of 1,000 shares.

I, Frank A. Wojtek, hereby represent that I have not come into possession of material non-public information since the blackout period began on April 15, and that I acknowledge that my approval of the Addendum to Section A-2, A-5, A-8 is a clarification of my Intent, rather than an amendment of or modification of my Intent, of the arrangement I entered into in good faith on April 12, 2001.



Signature: /s/ Frank A. Wojtek                  Date: 4/18/01
          -----------------------------              ---------------------------

                                    EXHIBIT B

  THIS EXHIBIT B MAY NOT BE AMENDED EXCEPT IN ACCORDANCE WITH THE SALES PLAN.

                             RULE 144 [AND RULE 145]

         1. Seller's Compliance with Rule 144 [and Rule 145].

                  (a) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to Rule 144(a)(2) or (e) not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144 [or Rule 145].

                  (b) Seller agrees to complete, execute and deliver to UBS PaineWebber Forms 144 for sales to be effected under this Sales Plan at such times and in such numbers as UBS PaineWebber shall request. Seller hereby grants UBS PaineWebber a power of attorney to complete and file on behalf of Seller any required Forms 144.

         2. Agreements by UBS PaineWebber Regarding Rule 144 [and Rule 145].

                  (a) Rule 144 and [Rule 145]. UBS PaineWebber agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner of sale requirement of Rule 144 [and/or Rule 145] of the Securities Act. UBS PaineWebber shall not effect any sales that it knows would exceed the then-applicable volume limitation under Rule 144 [or Rule 145].

                  (b) Filing Forms 144. UBS PaineWebber agrees to file such Forms 144 furnished by Seller pursuant to paragraph 1(b) above on behalf of Seller as required by applicable law. UBS PaineWebber shall make one Form 144 filing at the beginning of each three-month period, commencing upon the first Sale Day under this Sales Plan.

                                    EXHIBIT C

  THIS EXHIBIT C MAY NOT BE AMENDED EXCEPT IN ACCORDANCE WITH THE SALES PLAN.

                               ISSUER CERTIFICATE

         1. Issuer ("Issuer") certifies that it has approved, and retained a copy of, the Sales Plan dated April 12, 2001 (the "Sales Plan") between Seller ("Seller") and UBS PaineWebber Incorporated ("UBS PaineWebber") relating to the common stock, par value $.01 per share, of Issuer (the "Stock").

         2. The sales to be made by UBS PaineWebber for the account of Seller pursuant to the Sales Plan will not violate Issuer's insider trading policies, and, to the best of Issuer's knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates as of the date of this representation that would prohibit either Seller from entering into the Sales Plan or any sale pursuant to the Sales Plan.

         3. During the Plan Sales Period, Issuer agrees to provide notice as soon as practicable to UBS PaineWebber in the event of:

                  (a) a Qualifying Securities Offering and of the corresponding Suspension Date and Resumption Date (each as defined in the Sales Plan; or

                  (b) a legal, contractual or regulatory restriction applicable to Seller or Seller's affiliates that would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about Issuer or its securities, except as provided in paragraph 3(b)(ii) below). Such restrictions shall include, without limitation, any restriction related to:

                           (i) a merger or acquisition to be accounted for as a "pooling of interests," and Issuer has been advised by its independent accountants that the contemplated business combination will not be accounted for as a "pooling of interests" if sales pursuant to the Sales Plan do not cease or

                           (ii) Seller's possession of material nonpublic information in connection with a tender offer for Issuer's securities, transactions on the basis of which would violate Rule 14e-3 of the Exchange Act.(2)

                  Such notice shall be provided by facsimile to UBS PaineWebber, at fax no. _____________ and shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, Issuer shall not communicate any material nonpublic information about Issuer or its securities to UBS PaineWebber with respect to this Sales Plan.

----------

(2) Consider allowing Issuer to provide notice of suspension events without specifying the reason for suspension.



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

         4. To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Sales Plan, and in acknowledgment of UBS PaineWebber's agreement in paragraph 5(a) of the Sales Plan that sales of Stock under the Sales Plan will be effected in compliance with Rule 144 of the Securities Act of 1933, as amended, Issuer agrees that it will, immediately upon Seller's directing delivery of Stock into an account at UBS PaineWebber in the name and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

Dated:



By:       /s/ S.P. Johnson IV
    --------------------------------
        S.P. Johnson IV
        President





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